EXHIBIT 77.o


     HERITAGE CAPITAL APPRECIATION TRUST
77.0 Transactions effected pursuant to Rule 10F3.

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 SECURITY:          DATE OF PURCHASE:        DATE OFFERING COMMENCED:      PURCHASE PRICE:     COMMISSION:
2 DLJ Direct         May 25, 1999             May 25, 1999                     20.00              $0.70
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 SECURITIES ACQUIRED FROM:          AMOUNT PURCHASED:         TOTAL OFFERING:
 Donaldson Lufkin & Jenurette              $18,000               $320,000
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